Exhibit 10.7

AGREEMENT REGARDING RESIGNATION

AND ACCELERATION OF EQUITY AWARDS

This AGREEMENT (this “Agreement”) is made and entered into on December 2, 2019 by and between 1347 Property Insurance Holdings, Inc., a Delaware corporation (the “Company”), and Dean E. Stroud, an individual (the “Executive”).

WHEREAS, the Executive is currently the Chief Underwriting Officer of the Company;

WHEREAS, the Company has entered into an Equity Purchase Agreement (the “Purchase Agreement”), dated February 25, 2019, with FedNat Holding Company, a Florida corporation (“FedNat”), pursuant to which the Company has agreed to sell to FedNat the Company’s retail insurance and claims adjustment businesses (the “Transaction”) through the sale of all of the equity interests in the Company’s subsidiaries, Maison Managers, Inc., a Delaware corporation (“MM”), Maison Insurance Company, a Louisiana corporation (“MIC”), and Claimcor, LLC, a Florida limited liability company (“CC”); and

WHEREAS, the Executive has the opportunity to be employed by FedNat as of and after the closing of the Transactions (the “Closing”).

NOW THEREFORE THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Resignation. The Executive hereby resigns on and effective as of the Closing as an employee and from any and all other director and other positions held with the Company, MM, MIC and CC. This resignation is subject to and contingent upon the consummation of the Closing but is not contingent on any other matter. The Executive agrees to execute and deliver all documents necessary to effectuate and memorialize the foregoing resignations as of and subject to the Closing.

2. Transaction Bonus. Promptly after the Closing, and subject to and contingent upon the consummation of the Closing, the Company shall pay to the Executive the amount of $105,000 (the “Transaction Bonus”). The Company and the Executive acknowledge and agree that the Transaction Bonus would not be paid to the Executive but for the Executive’s agreement with the provisions set forth in this Agreement.

3. Acceleration of RSUs. The Company hereby agrees that the Board of Directors or the Compensation Committee of the Board of Directors of the Company shall cause to be accelerated the vesting of any unvested portion of the 3,000 restricted stock units issued by the Company to the Executive on December 15, 2017, subject to and effective as of the Closing.

4. Release by the Executive. As of and subject to the consummation of the Closing, the Executive hereby releases and forever discharges the Company, MM, MIC, CC and each of their affiliates, officers, directors, employees, managers, members and stockholders from any and all claims, causes of action, losses and/or any other rights that the Executive has or may have against any of them relating to or arising out of the Executive’s employment and/or positions held at any time with the Company, MM, MIC, CC and/or any of their subsidiaries or affiliates, other than the Executive’s right to receive the Transaction Bonus and the rights that the Executive may hold as of immediately after the consummation of the Closing through the ownership of equity and/or equity instruments issued by the Company.

1

5. Release by the Company. As of and subject to the consummation of the Closing, the Company, on behalf of itself, MM, MIC, CC and each of their affiliates, officers, directors, employees, managers, members and stockholders, hereby releases and forever discharges the Executive, and the Executive’s heirs and successors, from any and all claims, causes of action, losses and/or any other rights that any of them has or may have against the Executive relating to or arising out of the Executive’s employment and/or positions held at any time with the Company, MM, MIC, CC and/or any of their subsidiaries or affiliates, other than rights that the Company may hold as of immediately after the consummation of the Closing with respect to the ownership by the Executive of equity and/or equity instruments issued by the Company.

6. Governing Law; Other. This Agreement and the interpretation hereof shall be governed by the laws of the State of Delaware, notwithstanding any conflict of law provision to the contrary. Any amendment to this Agreement shall not be binding upon the parties to this Agreement unless such amendment is in writing and duly executed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date set forth above.

1347 PROPERTY INSURANCE HOLDINGS, INC.		EXECUTIVE

By:	/s/ John S. Hill	/s/ Dean E. Stroud
Name:	John S. Hill	DEAN E. STROUD
Title:	Vice President, Chief Financial Officer and Secretary

2